EXHIBIT 10.33

SECOND AMENDMENT TO THE

MOODY’S CORPORATION

CAFETERIA PLAN

(EFFECTIVE JANUARY 1, 2008)

The Moody’s Corporation Cafeteria Plan (effective January 1, 2008) is hereby amended as follows, effective as of January 1, 2014:

1.	The following subparagraphs are added to Section 4.5:

(j) If the Participant experiences a reduction of hours below 30 hours per week during a Plan Year, the Participant may cancel his or her health coverage provided that he or she obtains coverage on the Health Insurance Marketplace/Exchange no later than the first day of the second month following the month of cancellation of coverage under this Plan.

(k) A Participant may make an election change by cancelling health coverage under this Plan if he or she experiences a special enrollment period under the Health Insurance Marketplace/Exchange and obtains coverage on the Health Insurance Marketplace/Exchange immediately upon the cancellation of his or her coverage under this Plan.

2.	Section 5.3 is amended to read as follows:

Account Limits. The total Contributions to the Health Care Reimbursement Account of a Participant during any Plan Year shall not exceed the lesser of (i) the amount elected by the Participant or (ii) the statutory maximum amount of $2,500 (as indexed annually under Code section 125(i)). The Administrator may limit such Contributions by a Participant to a lower amount in its discretion, to the extent such limitation is permitted by applicable law.

3.	A new Section 5.9 is added to read as follows:

Limited Excepted Benefit. The Health Care Reimbursement Account is a limited excepted benefit under Code Section 9831.

154	MOODY’S 2014 10K